Exhibit 99.1

Hawk Corporation Moves Listing to the American Stock Exchange

CLEVELAND, Ohio — January 5, 2004 — Hawk Corporation (NYSE: HWK) today announced that its Class A common stock has been approved for listing on the American Stock Exchange (AMEX). The Company’s Class A common stock is expected to commence trading on the AMEX on Wednesday January 7, 2004 at the opening of the market and will continue to trade under “HWK”, its current ticker symbol. Trading of Hawk’s Class A common stock on the New York Stock Exchange will be discontinued at the close of the market on Tuesday January 6, 2004, because, as previously announced by Hawk, the Company does not presently meet the NYSE’s continued listing criteria for market capitalization and stockholders’ equity.

Additionally, the Company announced that it has filed an application with AMEX to have its 12% Senior Notes due December 1, 2006 listed on the exchange. The Company expects the listing to be approved shortly.

Ronald E. Weinberg, Chairman and Chief Executive Officer of Hawk, said, “We are pleased to make this move to the American Stock Exchange. This listing will allow us to continue to provide an efficient trading market in our stock and at the same time, we believe it will provide enhanced market awareness for our shareholders.” Mr. Weinberg added, “Hawk Corporation looks forward to a great relationship with AMEX as our trading partner.”

The Company

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment and recreational vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components for industrial applications, including pump, motor and transmission elements, gears, pistons and anti-lock sensor rings. The Company’s performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. The Company’s motor group manufactures die-cast aluminum rotors for fractional and subfractional electric motors used in appliances, business equipment and HVAC systems. Headquartered in Cleveland, Ohio, Hawk has approximately 1,700 employees and 17 manufacturing, research and administrative sites in five countries.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2002, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information
Ronald E. Weinberg, Chairman and Chief Executive Officer
(216) 861-3553

Thomas A. Gilbride, Vice President — Finance
(216) 861-3553